Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Verigy Announces LTX-CREDENCE Merger Agreement Terminated

CUPERTINO, Calif., March 27, 2011 – Verigy Ltd. (NASDAQ: VRGY) today announced that its merger agreement with LTX-Credence Corporation previously announced on November 18, 2010 has been terminated. In connection with the termination of the merger agreement, Verigy has paid LTX-Credence a termination payment of $15.0 million.

About Verigy

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes. Additional information about Verigy can be found at www.verigy.com.

Responsibility Statement

The Directors of Verigy (including any who may have delegated detailed supervision of this press release) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this press release are fair and accurate and that no material facts have been omitted from this press release, and they jointly and severally accept responsibility accordingly.

Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to LTX-Credence), the sole responsibility of the Directors of Verigy has been to ensure through reasonable enquiries that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this press release.

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Verigy Contacts:

Judy Davies

Vice President, Investor Relations and Marketing Communications

408-864-7549

judy.davies@verigy.com

Matt Sherman / Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Arthur Crozier / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

212-750-5833